Exhibit 99.1

News Release For Immediate Release July 26, 2016	For More Information, Contact: Michael K. Devlin, Executive Vice President and Chief Financial Officer (781-573-1348) mdevlin@randolphsavings.com

RANDOLPH BANCORP, INC. REPORTS RESULTS FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2016

STOUGHTON, Massachusetts – Randolph Bancorp, Inc. (the “Company’) (NASDAQ Global Market: RNDB), a Massachusetts corporation and the holding company of Randolph Savings Bank (the “Bank”), today reported net income of $718,000 and $720,000 for the three and six months ended June 30, 2016 compared to net losses of $367,000 and $652,000 for the same periods in the prior year. As previously announced, the Company had been a subsidiary of Randolph Bancorp prior to the completion of a mutual-to-stock conversion and stock offering on July 1, 2016. In addition, the Company completed its acquisition of First Eastern Bankshares Corporation (“First Eastern”) on July 1, 2016.

James P. McDonough, President and Chief Executive Officer, stated, “Since arriving at the Bank in 2013, I have worked closely with our Board of Directors to take the strategic steps necessary to turn around an institution that operated a branch network spread over two states, was overly invested in securities and lacked the necessary investments in both its technology and management team to successfully compete in the marketplace. Over the past three years, we have assembled an experienced management team, sold off out-of-state branches, established a strong credit culture, and invested in our on-line and mobile banking capabilities. With the completion of our stock offering and the acquisition of First Eastern, we believe we are prepared to take the next steps in our transformation to a community bank that is able to fully meet the needs of its customers.”

Mr. McDonough added, “We now face the challenge of deploying in a prudent manner the nearly $50 million of new capital raised in the stock offering. The current interest rate environment makes this challenge more difficult yet we are confident that this new capital, along with the additional investment in the mortgage banking business and the aforementioned investments in culture, people and technology position us to grow both our assets and revenues for the benefit of all of our stakeholders.”

Second Quarter Operating Results

For the quarter ended June 30, 2016, the Company’s net income of $718,000 included a gain on a life insurance settlement of $486,000. Exclusive of this item, the Company would have reported net income of $232,000 compared to a net loss of $367,000 for the quarter ended June 30, 2015. The improvement of $599,000 in operating results was driven by revenue growth with net interest income increasing $128,000 and gains on the sale of mortgage loans increasing $450,000. The improvement in net interest income is primarily the result of loan growth with the average balance of loans during the respective quarterly periods increasing $35.0 million, or 13.2%, in 2016. The increase in loan sale gains reflects strong residential mortgage origination volume fueled by a decline in long-term interest rates and an increase in the proportion of such loans sold in the secondary market.

877-963-2100 • www.randolphsavingsbank.com	Member FDIC • Member DIF •

The Company made no provision for loan losses in the second quarter of 2016 compared to $125,000 in the second quarter of 2015. All internal measures of asset quality, including delinquency data, classified loan balances and nonaccrual loan balances continue their positive trend reflecting the strength of the regional and local economy. The allowance for loan losses was at 1.09% of total loans at June 30, 2016 compared to 1.12% at December 31, 2015 and at 163.69% of non-performing loans at June 30, 2016 compared to 156.62% at December 31, 2015.

Non-interest expenses increased $119,000, or 2.9%, in the quarter ended June 30, 2016 compared to the same period of the prior year as higher commission expense on loans sold and higher professional fees associated with the First Eastern merger more than offset savings in occupancy and equipment as well as data processing expenses.

No provision for income taxes was recognized in the 2016 quarter while a $1,000 state tax benefit was recognized in the 2015 quarter. The Company has sufficient net operating loss carryforwards (“NOLs”) and/or favorable book-to-tax differences to offset substantially all of its federal and state taxable income in 2016. Our NOLs as well as other deferred tax assets have been subject to a full valuation allowance since 2014. We will continue to evaluate this assessment going forward taking into consideration the actual and projected impact on future operating results of the recently completed stock offering and acquisition of First Eastern.

Year to Date Operating Results

For the six months ended June 30, 2016, the Company’s net income of $720,000 included the aforementioned gain on a life insurance settlement of $486,000. Exclusive of this item, the Company would have reported net income of $234,000 compared to a net loss of $652,000 for the six months ended June 30, 2015, an improvement of $886,000 in operating results. Similar to the second quarter comparison of operating results, the year-to date results were driven by revenue growth with net interest income increasing $253,000 and gains on the sale of mortgage loans increasing by $549,000. The average balance of loans increased $35.6 million, or 13.7%, during the respective year-to-date periods giving rise to the increase in net interest income in the current year. The increase in loan sale gains reflects strong residential mortgage origination volume fueled by a decline in long-term interest rates and an increase in the proportion of such loans sold in the secondary market.

The Company recognized a provision for loan losses of $62,000 during the six months ended June 30, 2016 compared to $125,000 in the same period of 2015. The provision in each period takes into consideration both growth in the loan portfolio as well as our internal measures of asset quality, including delinquency data, classified loan balances and nonaccrual loan balances all of which showed improvement during the first six months of 2016.

Non-interest expenses increased $147,000, or 1.8%, in the six months ended June 30, 2016 compared to the same period of the prior year as higher commission expense on loans sold and higher professional fees associated with the First Eastern merger more than offset savings in occupancy and equipment as well as data processing expenses. The decrease in occupancy and equipment expense in 2016 compared to the prior year primarily results from the milder winter weather conditions this year. The decrease in data processing expenses is the result of lower contract costs negotiated in March 2016 with our core processing service provider.

The tax provision in 2016 is for state taxes associated with our securities corporation subsidiary. As noted above, the Company has sufficient NOLs and/or favorable book-to-tax differences to offset substantially all of its federal and state taxable income in 2016.

877-963-2100 • www.randolphsavingsbank.com	Member FDIC • Member DIF •

Balance Sheet

While total assets increased $73.0 million during the six months ended June 30, 2016, $67.4 million of this growth resulted from stock subscriptions received in the stock offering which was completed on July 1, 2016. Due to the over-subscription in orders received, $16.5 million was refunded in July.

Net loans totaled $295.6 million at June 30, 2016, an increase of $10.4 million, or 3.7%, since December 31, 2015. Commercial real estate loans increased $6.8 million to $81.7 million reflecting strong local market conditions aided by the low interest rate environment prevailing throughout the period. Home equity loans and lines of credit increased $2.1 million to $35.3 million at June 30, 2016 compared to $33.3 million at December 31, 2015.

Exclusive of stock subscriptions, deposits increased $14.9 million, or 4.8%, to $324.1 million at June 30, 2016. This growth occurred primarily in term certificate accounts which increased $6.2 million, or 7.5%, due to both special rate programs and new product offerings. Non-maturity deposits, consisting of demand deposits, NOW accounts, money market accounts and regular savings accounts increased $8.7 million, or 3.9%, resulting primarily from the introduction and promotion of new consumer checking and savings account products.

Borrowings from the FHLB of Boston totaled $24.1 million at June 30, 2016, a decrease of $10.8 million, or 31.1%, since December 31, 2015.

Total equity increased $1.7 million to $34.2 million at June 30, 2016 compared to $32.5 million at December 31, 2015. This increase is due to net income of $720,000 during the six months ended June 30, 2016 and appreciation in the fair value of the investment portfolio of $1.0 million during this same period. Such appreciation was primarily caused by a reduction in longer-term interest rates in 2016.

About Randolph Bancorp, Inc.

Randolph Bancorp is the holding company of Randolph Savings Bank, and First Eastern Mortgage. Randolph Savings Bank has six retail branch locations and a loan operations center in North Attleboro, Massachusetts. First Eastern Mortgage has a loan operations center in Andover, Massachusetts, and eight loan production offices concentrated in Eastern Massachusetts.

Forward-Looking Statements

This press release contains certain forward-looking statements about the Company. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and Bank are engaged.

877-963-2100 • www.randolphsavingsbank.com	Member FDIC • Member DIF •

The Company’s summary income statements of operations and other data follow:

Randolph Bancorp

Consolidated Statements of Operations

(Dollars in thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Interest and dividend income:
Loans	$2,830	$2,560	$5,548	$5,012
Other interest and dividend income	430	512	867	1,031

Total interest and dividend income	3,260	3,072	6,415	6,043

Interest expense	388	328	762	644

Net interest income	2,872	2,744	5,652	5,399
Provision for loan losses	—	125	62	125

Net interest income after provision for loan losses	2,872	2,619	5,590	5,274

Non-interest income:
Gain on sale of mortgage loans, net	1,058	608	1,739	1,190
Life insurance settlement	486	—	486	—
Other	542	526	1,164	989

Total non-interest income	2,086	1,134	3,389	2,179

Non-interest expenses:
Salaries and employee benefits	2,381	2,223	4,583	4,425
Occupancy and equipment	363	407	757	933
Professional fees	338	301	740	511
Other non-interest expenses	1,158	1,190	2,176	2,240

Total non-interest expenses	4,240	4,121	8,256	8,109

Income (loss) before income taxes	718	(368)	723	(656)
Income tax provision (benefit)	—	(1)	3	(4)

Net income (loss)	$718	$(367)	$720	$(652)

Other Data:
Return on average assets (1)	0.71%	(0.40%)	0.37%	(0.36%)
Return on average equity (1)	8.48%	(4.32%)	4.28%	(3.82%)
Net interest margin	3.07%	3.16%	3.06%	3.14%
Non-interest income to total income (2)	42.07%	30.22%	37.74%	29.24%
Efficiency ratio (3)	85.52%	106.27%	91.32%	107.01%
Tier 1 capital to average assets	8.16%	8.69%	8.16%	8.69%
Nonperforming loans as a percentage of total loans	0.67%	0.99%	0.67%	0.99%
Allowance for loan losses as a percentage of total loans	1.09%	1.32%	1.09%	1.32%
Allowance for loan losses as a percentage of non-performing loans	163.69%	133.24%	163.69%	133.24%

(1)	Annualized
(2)	Exclusive of the life insurance settlement, ratios would be 35.78% and 34.08% for the three and six months ended June 30, 2016, respectively.
(3)	Exclusive of the life insurance settlement, ratios would be 94.81% and 96.50% for the three and six months ended June 30, 2016, respectively.

877-963-2100 • www.randolphsavingsbank.com	Member FDIC • Member DIF •

The Company’s summary balance sheets follow:

Randolph Bancorp

Consolidated Balance Sheets

(In Thousands)

(Unaudited)

	June 30, 2016	December 31, 2015
Assets
Cash and due from banks	$3,592	$2,721
Interest-bearing deposits	69,262	1,925

Total cash and cash equivalents	72,854	4,646

Certificates of deposit	4,675	4,675
Securities available for sale, at fair value	55,253	62,267
Loans held for sale	4,822	2,870
Loans, net of allowance for loan losses of $3,259 and $3,239, respectively	295,599	285,151
Federal Home Loan Bank stock, at cost	1,943	2,728
Accrued interest receivable	1,036	1,065
Mortgage servicing rights	2,768	2,567
Premises and equipment, net	3,155	2,891
Bank-owned life insurance	7,935	9,620
Foreclosed real estate	350	500
Other assets	5,817	4,183

Total assets	$456,207	$383,163

Liabilities and Equity
Deposits:
Non-interest bearing	$49,616	$37,968
Interest bearing	274,526	271,227
Stock subscriptions	67,442	—

Total deposits	391,584	309,195

Federal Home Loan Bank advances	24,068	34,914
Mortgagors’ escrow accounts	1,311	1,445
Post-employment benefit obligations	2,883	3,294
Other liabilities	2,190	1,856

Total liabilities	422,036	350,704

Equity:
Retained earnings	32,917	32,198
Accumulated other comprehensive income, net of tax	1,254	261

Total equity	34,171	32,459

Total liabilities and equity	$456,207	$383,163

877-963-2100 • www.randolphsavingsbank.com	Member FDIC • Member DIF •